EXHIBIT 21.1

List of Subsidiaries of Merriman Holdings, Inc.

Merriman Capital, Inc., California (active)

MCF Asset Management, LLC, Delaware (inactive)

Panel Intelligence, LLC, Delaware (inactive)

MCF Wealth Management, LLC, Delaware (inactive)

Ratexchange 1, Inc., Delaware (inactive)